Exhibit 99.1

Tellurian Announces Haynesville Shale Acquisition for $125 million

HOUSTON, Texas – (BUSINESS WIRE) July 13, 2022 -- Tellurian Inc. (Tellurian) (NYSE American: TELL) announced today that its wholly owned subsidiary Tellurian Production LLC (TPC) has entered into an agreement to purchase natural gas assets from privately held EnSight IV Energy Partners, LLC and EnSight Haynesville Partners, LLC (collectively EnSight) located in the Haynesville Shale.

The purchase price is $125 million, subject to customary closing adjustments, and a contingent payment of $7.5 million which is based on the price of natural gas and may be payable in March 2023 under certain conditions. Tellurian will fund the purchase with cash on hand and anticipates closing on the EnSight assets in the third quarter of 2022. The effective date of the transaction is August 1, 2022.

EnSight asset highlights:

●	Current net production of ~45 million cubic feet of natural gas per day (MMcf/d) (100% natural gas) (1)

●	Approximately 5,000 net acres in the core of the Haynesville Shale in DeSoto, Bossier, Caddo, and Webster Parishes, Louisiana

●	44 producing wells and five wells in progress at transaction close

●	Low-cost, high-margin producing assets generating significant free cash flow

●	Asset-level projected 2023 EBITDA of approximately $90-120 million (2)

●	High return, de-risked drilling inventory with over 30 gross drilling locations (3)

●	EnSight is currently operating a one-rig drilling program, which Tellurian plans to maintain on the acquired assets through the fourth quarter of 2022

●	Proved reserves of approximately 108 billion cubic feet of natural gas (Bcf) and a $180 million PV-10 projected (3)

Impact on TPC:

●	2022 proforma net production estimated to be ~140 MMcf/d, from 39 MMcf/d in 2021 (4)

●	At closing, TPC’s Haynesville Shale acreage increases to ~20,000 net acres, with >275 gross drilling locations and a net resource expected at >2 trillion cubic feet (Tcf) (5)

●	Tellurian anticipates TPC 2023 drilling program to be a two-rig program with approximately 350 MMcf/d of net production (6)

Tellurian President and CEO Octávio Simões said, “Tellurian continues to focus on two critical pathways - progressing Driftwood LNG and continuing to increase our upstream footprint. This transaction grows our 2023 estimated natural gas production by ~30%, increases upstream asset-level EBITDA by ~25%, and expands upon our existing platform.”

TPC President John Howie added, “We have been diligently growing our natural gas production and reserves in the Haynesville. These assets provide Tellurian with both cash flow and a physical hedge for Driftwood LNG. The EnSight asset is a great fit with Tellurian’s existing position in the Haynesville Shale and allows us to step into an ongoing development program and bring on-line significant additional natural gas volumes in the fourth quarter of 2022.”

(1)	Management estimate of EnSight June 2022 average sales volumes of target assets.

(2)	Asset-level EBITDA excludes corporate general and administrative expenses. Management estimate for 2023 based on a capital budget of ~$30 million that has not been approved by the Tellurian board of directors.

1201 Louisiana Street Suite 3100   |   Houston, TX 77002   |   TEL + 1 832 962 4000   |   www.tellurianinc.com

(3)	Reserves and inventory information as of August 1, 2022 (using June 30, 2022 NYMEX strip pricing and cost information as of July 6, 2022) as prepared by Netherland, Sewell & Associates in accordance with the definitions and guidelines set forth in the 2018 Petroleum Resources Management System (PRMS).

(4)	Management estimate based on current production levels and anticipated development activities.

(5)	Management estimate of total reserves and contingent resources as of August 1, 2022 (using June 30, 2022 NYMEX strip pricing and cost information as of July 6, 2022) in accordance with the definitions and guidelines set forth in the 2018 PRMS.

(6)	Management estimate for 2023 based on a capital budget of ~$330 million that has not been approved by the Tellurian board of directors.

About Tellurian Inc.

Tellurian intends to create value for shareholders by building a low-cost, global natural gas business, profitably delivering natural gas to customers worldwide. Tellurian is developing a portfolio of natural gas production, LNG marketing and trading, and infrastructure that includes an ~ 27.6 mtpa LNG export facility and an associated pipeline. Tellurian is based in Houston, Texas, and its common stock is listed on the NYSE American under the symbol “TELL”.

For more information, please visit www.tellurianinc.com. Follow us on Twitter at twitter.com/TellurianLNG

CAUTIONARY INFORMATION ABOUT FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements within the meaning of U.S. federal securities laws. The words “anticipate,” “assume,” “believe,” “budget,” “estimate,” “expect,” “forecast,” “initial,” “intend,” “may,” “plan,” “potential,” “project,” “proposed,” “should,” “will,” “would,” and similar expressions are intended to identify forward-looking statements. Forward-looking statements herein relate to, among other things, the capacity, timing, and other aspects of the Driftwood LNG project, the timing and anticipated benefits of the EnSight acquisition, future production, costs, cash flows, returns and asset-level EBITDA, and future capital expenditures, wells, locations and development activities. These statements involve a number of known and unknown risks, which may cause actual results to differ materially from expectations expressed or implied in the forward-looking statements. These risks include the matters discussed in Item 1A of Part I of the Annual Report on Form 10-K of Tellurian for the fiscal year ended December 31, 2021 filed by Tellurian with the Securities and Exchange Commission (the SEC) on February 23, 2022, and other Tellurian filings with the SEC, all of which are incorporated by reference herein. The forward-looking statements in this press release speak as of the date of this release. Although Tellurian may from time to time voluntarily update its prior forward-looking statements, it disclaims any commitment to do so except as required by securities laws. The Company is unable to present a reconciliation of forward-looking asset-level EBITDA because certain components of the calculation are subject to change. Moreover, estimating the most directly comparable generally accepted accounting principles (GAAP) measure with the required precision necessary to provide a meaningful reconciliation is extremely difficult and could not be accomplished without unreasonable effort. Resource estimates are subject to substantially greater risk of recovery than proved reserves.

Contact

Media: Joi Lecznar EVP Public and Government Affairs Phone +1.832.962.4044 joi.lecznar@tellurianinc.com	Investors: Matt Phillips Vice President, Investor Relations Phone +1.832.320.9331 matthew.phillips@tellurianinc.com

1201 Louisiana Street Suite 3100   |   Houston, TX 77002   |   TEL + 1 832 962 4000   |   www.tellurianinc.com